IKONA REPAYS OUTSTANDING DEBT

COQUITLAM, B.C. – October 9, 2007 – Ikona Gear International, Inc. (OTCBB: IKGI) (“Ikona”), an innovator in compact, lightweight, gearing systems solutions, today announced that it has issued full repayment to the holders of its outstanding 10 percent convertible promissory notes.

The company has paid in cash the capital and accrued interest on its US$1.2 million 10 percent convertible promissory notes. The full repayment of these notes leaves Ikona Gear International debt free.

About Ikona Gear International, Inc.

Ikona Gear is a knowledge-based company focused on the design and manufacture of innovative and patented solutions for gearing and power transmission applications, a $100 billion market. The Ikona gear system is better, stronger, more precise and generally superior to standard gearing systems. The company’s unique, patented technology is ideally suited for deep ratio, weight and size constrained applications where often it is the only solution. The Ikona gear technology is the only technology that enables internal gear-sets with only one tooth difference, resulting in a much higher meshing of gears, and significantly higher gear ratios — very important factors, especially in plastic gearing solutions. Ikona trades on the Over the Counter market under the symbol "IKGI" and on the Frankfurt Exchange under the symbol "IG2". For more information on Ikona, please visit www.ikona.ca/.

Investor Relations Contact:

Company Contact:
Marty Tullio

Scott Rose

McCloud Communications, LLC

Ikona Gear International

949.553.9748

604.523.5507

marty@mccloudcommunications.com

scott@ikona.ca

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